                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                               ATMEL CORPORATION
                   -----------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)




                                  049513-10-4
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 049513                                       PAGE   2   OF   3   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               GEORGE PERLEGOS - ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

               UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    33,286,636
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     33,286,636
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   33,286,636
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               33,286,636
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               33,286,636
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.14%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               INDIVIDUAL
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).   Name of Issuer:
               Atmel Corporation

ITEM 1(b).   Address of Issuer's Principal Executive Offices:
               2325 Orchard Parkway
               San Jose, CA 95131

ITEM 2(a)   Name of Person Filing:
               George Perlegos

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:
               2325 Orchard Parkway
               San Jose, CA 95131

ITEM 2(c)   Citizenship:
               United States

ITEM 2(d)   Title of Class of Securities:
               Common Stock

ITEM 2(e)   CUSIP Number:
               049513

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON IS A:

ITEM 4.  OWNERSHIP

     (a)   Amount Beneficially Owned:                                33,286,636

     (b)   Percent of Class:                                              7.14%

     (c)   Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote:               33,286,636

       (ii)  shared power to vote or to direct the vote:             33,286,636

      (iii)  sole power to dispose or to direct the disposition of:  33,286,636

       (iv)  shared power to dispose or to direct the disposition of: 33,286,636


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP: N/A

ITEM 10. CERTIFICATION: N/A


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:  /s/ J. MICHAEL ROSS                         Date: 2-13-01
            -----------------------------                     -------

Name/Title:  J. Michael Ross, Vice President & General Counsel
             -------------------------------------------------